EXHIBIT 12(a)



                           TEXAS UTILITIES ELECTRIC COMPANY
                  COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES



                                                           TME
                                                        SEPTEMBER
                                                          1996
                                                      ------------
                                                       THOUSAND OF
                                                        DOLLARS,
                                                      EXCEPT RATIOS
     FIXED CHARGES:

       Interest on mortgage bonds                     $  495,671

       Interest on other long-term debt                   32,627

       Amortization of debt discount, (premium)
         and expense                                      11,091

       Amortization of loss on reacquired debt            21,788

       Other interest charges                             51,203

       Rentals representative of the                      20,842
         interest factor                              ----------

                                                      $  633,222
         Total fixed charges                          ==========


     EARNINGS:

       Net income                                     $  895,124

       Add:
         Federal income taxes                            262,342

         Deferred federal income taxes - net             172,541

         Federal investment tax credits - net            (21,690)

                                                         633,222
         Fixed charges                                ----------

                                                      $1,941,539
           Total earnings                             ==========


     RATIO OF EARNINGS TO FIXED                             3.07
       CHARGES . . . . . . . . . . . . . . . . . . .        ====



                                          YEAR ENDED DECEMBER 31,
                            ---------------------------------------------------
                                1995         1994         1993         1992
                                ----         ----         ----         ----
                                     THOUSAND OF DOLLARS, EXCEPT RATIOS
     FIXED CHARGES:

       Interest on mortgage
         bonds             $  526,977    $  567,363   $  610,999   $  598,235

       Interest on other
         long-term debt        44,071        32,183       45,787       54,379

       Amortization of debt
         discount, (premium)
         and expense            9,959         8,615        6,493        4,778

       Amortization of loss
         on reacquired debt    19,547        17,608       12,471        9,301

       Other interest
         charges               28,994        36,408       10,222       22,123

       Rentals
         representative of
         the interest          24,329        26,017       29,637       30,828
         factor            ----------    ----------   ----------   ----------

         Total fixed       $  653,877    $  688,194   $  715,609   $  719,644
           charges         ==========    ==========   ==========   ==========


     EARNINGS:
       Net income          $  454,432    $  658,192   $  476,526   $  821,123

       Add:
         Federal income
           taxes              201,534       146,633       96,951       29,049

         Deferred federal
           income taxes -
            net                32,620       219,752      164,487      233,125

         Federal investment
           tax credits -
           net                (21,201)      (23,698)     (19,698)     (20,322)

                              653,877       688,194      715,609      719,644
         Fixed charges     ----------    ----------   ----------   ----------

                           $1,321,262    $1,689,073   $1,433,875   $1,782,619
           Total earnings  ==========    ==========   ==========   ==========


     RATIO OF EARNINGS TO        2.02          2.45         2.00         2.48
       FIXED CHARGES             ====          ====         ====         ====